UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary proxy statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to §240. 14a-12

INTEGRATED DEVICE TECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

INTEGRATED DEVICE TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 20, 2007

We will hold the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of Integrated Device Technology, Inc., a Delaware corporation (the “Company”), on Thursday, September 20, 2007, at 9:30 a.m., local time, at the Company’s principal place of business located at 6024 Silver Creek Valley Road, San Jose, California, for the following purposes:

1.	To elect three Class II directors for a term to expire at the 2010 Annual Meeting of Stockholders;

2.	To approve an amendment to the Company’s 1984 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder from 13,100,000 to 15,100,000;

3.	To approve an amendment to the Company’s Restated Certificate of Incorporation to remove the classified board structure and provide for the annual election of directors;

4.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending March 30, 2008; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

Stockholders of record at the close of business on July 25, 2007 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

The majority of the Company’s outstanding shares must be represented at the Annual Meeting (in person or by proxy) to transact business. To assure proper representation at the Annual Meeting, please mark, sign and date the enclosed proxy and mail it promptly in the enclosed self-addressed envelope. Your proxy will not be used if you revoke it either before or at the Annual Meeting.

San Jose, California

July 30, 2007

By Order of the Board of Directors
/s/ Clyde R. Hosein
Clyde R. Hosein Secretary

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

INTEGRATED DEVICE TECHNOLOGY, INC.

6024 Silver Creek Valley Road

San Jose, California 95138

(408) 284-8200

2007 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

July 30, 2007

The accompanying proxy is solicited on behalf of the Board of Directors of Integrated Device Technology, Inc., a Delaware corporation (the “Company”), for use at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, September 20, 2007, at 9:30 a.m., local time, or at any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s principal place of business located at 6024 Silver Creek Valley Road, San Jose, California 95138. Only holders of record of the Company’s common stock at the close of business on July 25, 2007 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had         ,        ,        shares of common stock outstanding and entitled to vote. A majority of such shares, present in person or represented by proxy, will constitute a quorum for the transaction of business.

This Proxy Statement and the accompanying form of proxy will first be mailed to stockholders on or about August 6, 2007. An Annual Report on Form 10-K with an Annual Report Wrap for the fiscal year ended April 1, 2007, is being mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders of record. Except as expressly provided in this Proxy Statement, the Annual Report on Form 10-K and Annual Report Wrap are not incorporated by reference into this Proxy Statement and are not considered proxy solicitation material.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Holders of the Company’s common stock are entitled to one vote for each share held as of the Record Date, except that in the election of directors, each stockholder has cumulative voting rights and is entitled to a number of votes equal to the number of shares held by such stockholder multiplied by the number of directors to be elected. The stockholder may cast these votes all for a single candidate or distribute the votes among any or all of the candidates. No stockholder will be entitled to cumulate votes for a candidate, however, unless that candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the Annual Meeting, prior to the voting, of an intention to cumulate votes. In such an event, the proxy holder may allocate among the Board of Directors’ nominees, if more than one, the votes represented by proxies in the proxy holder’s sole discretion.

The directors in Proposal No. 1 will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Proposal Nos. 2 and 4 each require for approval the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposals. Proposal No. 3 requires for approval the affirmative vote of the majority of outstanding shares of common stock. Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked prior to the vote) will be voted at the Annual Meeting FOR: (1) the election of the director nominees listed in Proposal 1; (2) the amendment to the 1984 Employee Stock Purchase Plan in Proposal 2; (3) the amendment of the Company’s Restated Certificate of Incorporation in Proposal 3; and (4) the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm in Proposal 4.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting who will separately tabulate, for each proposal, affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on matters presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. There are no statutory or contractual rights of appraisal or similar remedies available to those stockholders who dissent from any matter to be acted on at the Annual Meeting.

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and/or its agents may also solicit proxies by mail, telephone, and facsimile or in person. The Company has retained a proxy solicitation firm, MacKenzie Partners, Inc., to aid it in the proxy solicitation process. The Company will pay MacKenzie Partners a fee of $5,000, plus expenses. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders of the Company’s common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, the Company, upon request of the record holders, will reimburse such holders for their reasonable expenses.

REVOCABILITY OF PROXIES

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked prior to the vote and exercise of the proxy by: (i) a written notice delivered to the Company stating that the proxy is revoked, (ii) a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Annual Meeting, or (iii) attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming such stockholder’s beneficial ownership of the shares.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may submit to the Board of Directors proposals to be considered for inclusion in next year’s proxy statement for the Annual Meeting in 2008. Your proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138 and must be received no later than April 1, 2008. Your notice must include: (1) your name and address and the text of the proposal to be introduced; (2) the number of shares of stock you hold of record, beneficially own and represent by proxy as of the date of your notice; and (3) a representation that you intend to appear in person or by proxy at the meeting to introduce the proposal specified in your notice.

The chairman of the meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our Amended and Restated Bylaws. Our Amended and Restated Bylaws also provide for separate advance notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting.

CONSIDERATION OF STOCKHOLDER NOMINEES FOR DIRECTOR

The Nominating & Governance Committee of the Board of Directors will consider properly submitted stockholder nominations for candidates to serve on our Board of Directors. Pursuant to our Amended and

Restated Bylaws, stockholders who wish to nominate persons for election to the Board of Directors at the 2008 Annual Meeting must be a stockholder of record when they give the Company notice, must be entitled to vote at the meeting and must comply with the notice provisions in our Amended and Restated Bylaws. A stockholder’s notice must be delivered to the Company’s Secretary by the close of business not less than 60 nor more than 90 days before the anniversary date of the immediately preceding Annual Meeting. For our 2008 Annual Meeting, the notice must be delivered between June 22, 2008 and July 22, 2008. However, if our 2008 Annual Meeting is not within 30 days before or 60 days after September 20, 2008, the notice must be delivered no earlier than 90 days before the 2008 Annual Meeting and no later than 60 days before the 2008 Annual Meeting, or no later than the 10th day following the day on which the first public announcement of the date of the 2008 Annual Meeting was made.

The stockholder’s notice must include the following information, for the person proposed to be nominated: (1) his or her name, age, nationality, business and residence addresses; (2) his or her principal occupation and employment; (3) the class and number of shares of stock owned beneficially or of record by him or her; and (4) any other information required to be disclosed in a proxy statement or otherwise required by the Exchange Act. The stockholder’s notice must also include the following information, for the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (1) their names and addresses; (2) the class and number of shares of stock owned beneficially and of record by them; (3) a description of any arrangements or understandings between them and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made; (4) a representation that they intend to appear in person or by proxy at the 2008 Annual Meeting to nominate the person named in the notice; (5) a representation as to whether they are part of a group that intends to deliver a proxy statement or solicit proxies in support of the nomination; and (6) any other information that would be required to be included in a proxy statement or otherwise required by the Exchange Act.

The chair of the Annual Meeting will determine if the procedures in the Amended and Restated Bylaws have been followed, and if not, declare that the nomination be disregarded. If the nomination was made in accordance with the procedures in our Amended and Restated Bylaws, the Nominating & Governance Committee of the Board of Directors will apply the same criteria in evaluating the nominee as it would any other board nominee candidate and will recommend to the Board of Directors whether or not the stockholder nominee should be nominated by the Board of Directors and included in our proxy statement. The nominee and nominating stockholder must be willing to provide any information reasonably requested by the Nominating & Governance Committee in connection with its evaluation.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS OR NON-MANAGEMENT DIRECTORS

Stockholders who wish to communicate with our Board of Directors or with only the non-management directors serving on our Board of Directors may send their communications in writing to: Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138, Attention: Secretary. The Secretary of the Company will forward these communications to the Chairman of the Board of Directors if the Chairman is a non-employee director, or otherwise to the Lead Independent Director of the Board of Directors. Stockholders should direct their communication to either the Board of Directors, or to the Chairman or Lead Independent Director of the Board of Directors. Communications will not be forwarded to the Chairman or Lead Independent Director of the Board of Directors unless the stockholder submitting the communication identifies himself, herself or itself by name and sets out the class and number of shares of stock owned by them, beneficially or of record.

CODE OF BUSINESS ETHICS

The Company has adopted a Code of Business Ethics that applies to all of our directors, officers, employees and representatives. The Code of Business Ethics is available on our website at www.idt.com. If the Company makes any substantive amendments to the Code of Business Ethics or grants any waiver from a provision of the Code of Business Ethics to any of our directors or officers, the Company will promptly disclose the nature of the amendment or waiver on the Company’s website.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board of Directors consists of nine members, divided into three classes with staggered terms. Three Class II directors are to be elected at the Annual Meeting, each of whom will serve a three-year term expiring at the 2010 Annual Meeting of Stockholders, or until a successor has been duly elected and qualified. The remaining directors will continue to serve for the terms as set forth in the table below.

Hock Tan, John C. Bolger and John Schofield have been nominated by the Board of Directors to serve as the Class II directors. The nominees currently serve on the Board of Directors and have indicated a willingness to continue serving if elected.

Shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the Board of Directors, unless the proxy is marked in such a manner so as to withhold authority to vote as to any or all nominees. In the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy, or the Board of Directors may reduce the authorized number of directors in accordance with the Company’s Restated Certificate of Incorporation, as amended, and its Amended and Restated Bylaws.

If our stockholders approve Proposal 3 to amend our Restated Certificate of Incorporation to declassify the Board of Directors beginning at the 2008 Annual Meeting, all Directors will be elected to one-year terms and will stand for reelection annually. To facilitate the transition from classified three-year terms to non-classified one-year terms, each Director whose term would not otherwise expire at the 2008 Annual Meeting has agreed to offer to tender his resignation effective immediately prior to the 2008 Annual Meeting.

Directors/Nominees

The names of the nominees and the other directors of the Company, and certain information about them, as of July 25, 2007, are set forth below:

Name	Age	Position with Company	Director Since
Class I Directors/Nominees—Term expiring at the 2009 Annual Meeting:

Gregory S. Lang	44	President and Chief Executive Officer	2003

John Howard(3)	54	Director	2005

Nam P. Suh, Ph.D.(1)(3)	71	Director	2005

Class II Directors—Term expiring at the 2007 Annual Meeting:

Hock Tan	55	Chairman of the Board of Directors	2005

John C. Bolger(2)(3)	60	Director	1993

John Schofield(2)(3)	58	Director	2001

Class III Directors—Term expiring at the 2008 Annual Meeting:

Lew Eggebrecht	63	Director	2005

Ken Kannappan(1)	47	Director	2000

Ron Smith, Ph.D.(1)(2)	57	Director	2004

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Nominating & Governance Committee.

Mr. Lang joined the Company as President in October 2001. Mr. Lang became Chief Executive Officer and was appointed to the Board of Directors in January 2003. Prior to joining the Company, Mr. Lang held various management positions at Intel Corporation, most recently as Vice President and General Manager of the Platform Networking Group from September 1996 to October 2001. Mr. Lang also serves as a director for Intersil Corporation.

Mr. Howard has been a director of the Company since September 2005. Mr. Howard joined the Board of Directors as part of the Company’s merger with Integrated Circuit Systems, Inc. (“ICS”) and had been a director of ICS since May 1999. Mr. Howard joined Bear Stearns in March of 1997 and is a Senior Managing Director and Chief Executive Officer of Merchant Banking. Mr. Howard currently serves as a director for Aeropostale, Inc., New York & Company, Inc. and Vitamin Shoppe Industries Inc.

Dr. Suh has been a director of the Company since September 2005. Dr. Suh joined the Board of Directors as part of the Company’s merger with ICS and had been a director of ICS since November 2000. Dr. Suh currently serves as President of the Korea Advanced Institute of Science and Technology. Dr. Suh is on leave from the Massachusetts Institute of Technology (“MIT”), where he was the Ralph E. and Eloise F. Cross Professor and director at the Park Center for Complex Systems (formerly The Manufacturing Institute) at MIT. Dr. Suh has been with the MIT faculty since 1970 and has served as the head of the Department of Mechanical Engineering from 1991 to 2001. He was also the founding director of the MIT Laboratory for Manufacturing and Productivity, founder and director of the MIT-Industry Polymer Processing Program, head of the Mechanics and Material Division of the Mechanical Engineering department, and a member of the Engineering Council of MIT. Dr. Suh currently serves as a director for Tribotek, Inc., ParkerVision, Inc., and Axiomatic Design Software, Inc.

Mr. Tan has been a director of the Company and has served as the Chairman of the Board of Directors since September 2005. Mr. Tan joined the Board of Directors as part of the Company’s merger with ICS and had served as President and Chief Executive Officer and as a director of ICS since May 1999. In April 2006, Mr. Tan was appointed President and Chief Executive Officer of Avago Technologies, Ltd. Mr. Tan also serves as a director for Avago Technologies, Ltd.

Mr. Bolger has been a director of the Company since 1993. For the past several years, Mr. Bolger has been a private investor and is a retired Vice President of Finance and Administration of Cisco Systems, Inc. Mr. Bolger also serves as a director for Mission West Properties, Inc., Cogent, Inc., Wind River Systems, Inc., and Mattson Technology, Inc.

Mr. Schofield has been a director of the Company since April 2001. Mr. Schofield served as the Chief Executive Officer and President of Advanced Fibre Communications, Inc. (“AFC”) from 1999 until the acquisition of AFC by Tellabs, Inc. on November 30, 2004, at which time AFC became the Access Division of Tellabs. Mr. Schofield also served as a director for AFC, and in October 2001, he was elected to the position of Chairman of the Board of Directors of AFC. In January 2005, Mr. Schofield retired from Tellabs and is now a private investor.

Mr. Eggebrecht has been a director of the Company since September 2005. Mr. Eggebrecht joined the Board of Directors as part of the Company’s merger with ICS and had been a director of ICS since May 2003. Mr. Eggebrecht served as Vice President and Chief Scientist of ICS from 1998 through May 2003 and possesses over 30 years of experience in the integrated circuit and personal computer industries.

Mr. Kannappan has been a director of the Company since December 2000, and from 2004 to 2005 served as Chairman of the Board of Directors. Mr. Kannappan has served as President of Plantronics, Inc. since 1998, and was named its Chief Executive Officer in 1999. Prior to becoming its President, Mr. Kannappan held various positions with Plantronics since 1995. Mr. Kannappan also serves as a director for Plantronics and Mattson Technology, Inc.

Dr. Smith has been a director of the Company since March 2004. Dr. Smith is retired from Intel Corporation, where he last served as Senior Vice President and General Manager of the Wireless Communications and Computing Group. Prior to this role, Dr. Smith held various senior executive positions during his 26-year tenure at Intel. Dr. Smith also serves as a director for Arcsoft, Inc. and RagingWire Enterprise Solutions, Inc.

Board of Directors Meetings and Committees

The Board of Directors of the Company held a total of seven (7) meetings during the fiscal year ended April 1, 2007 (“fiscal 2007”). The Board of Directors has established a practice of meeting in private session, without the presence of management, at the conclusion of regularly scheduled board meetings. During fiscal 2007, the Board of Directors met in private session a total of four (4) times. The Board of Directors also has a Compensation Committee, an Audit Committee, and a Nominating & Governance Committee.

During fiscal 2007, the Compensation Committee was initially composed of three non-employee directors, Messrs. Kannappan and Schofield and Dr. Suh, who were “independent” as defined in the rules of the listing standards of the National Association of Securities Dealers (“NASD”). In September 2006, another independent, non-employee director, Dr. Smith, was appointed to the Compensation Committee to replace Mr. Schofield. Mr. Kannappan currently serves as the Chair of the Compensation Committee. The Compensation Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at www.idt.com. In consultation with management and the Board of Directors, the Compensation Committee designs, recommends to the Board of Directors for approval and evaluates the compensation plans, policies and programs of the Company. The Compensation Committee ensures that the Company’s compensation programs are designed to encourage high performance, promote accountability and assure that employee interests are aligned with the interests of the Company’s stockholders. The Compensation Committee determines the salaries and incentive compensation for executive officers, including the Company’s Chief Executive Officer and key personnel, and administers the Company’s stock option plans, including determining the number of shares underlying options to be granted to each employee and the terms of such options. The Compensation Committee met four (4) times and acted by written consent fourteen (14) times during fiscal 2007.

During fiscal 2007, the Audit Committee was initially composed of three non-employee directors, Mr. Bolger and Drs. Smith and Suh, who were “independent” as defined in the rules of the listing standards of the NASD. In August 2006, another independent, non-employee director, Mr. Schofield, was appointed to the Audit Committee to replace Dr. Suh. Mr. Bolger serves as the Chair of the Audit Committee and the Board of Directors has determined that he satisfies the “audit committee financial expert” designation in accordance with applicable Securities and Exchange Commission and NASD rules. The Audit Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at www.idt.com. The Audit Committee engages the Company’s independent registered public accounting firm and is primarily responsible for approving the services performed by the Company’s independent registered public accounting firm and for reviewing and evaluating the Company’s accounting practices and its systems of internal controls. The Audit Committee meets privately with the Company’s independent registered public accounting firm, who have direct access to the Audit Committee at any time. The Audit Committee held six (6) meetings and acted by written consent three (3) times during fiscal 2007.

During fiscal 2007, the Board combined its existing Nominating and Governance Committees into one Nominating & Governance Committee. The combined Nominating & Governance Committee is composed of four non-employee directors, Messrs. Schofield, Bolger and Howard and Dr. Suh, who were “independent” as defined in the rules of the listing standards of the NASD. Mr. Schofield currently serves as the Chair of the Nominating & Governance Committee. The Nominating & Governance Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at www.idt.com. The Nominating & Governance Committee identifies and recommends individuals qualified to serve on the Board of Directors and evaluates and recommends the adoption or amendment of corporate governance guidelines and principles applicable to the Company. In evaluating candidates to determine if they are qualified to become Board members, the Nominating & Governance Committee looks for the following attributes, among others determined by the Nominating & Governance Committee in its discretion to be consistent with the Company’s guidelines: personal and professional character, integrity, ethics and values; experience in the Company’s industry and with relevant social policy concerns; general business experience and leadership profile, including experience in corporate management and corporate governance, such as serving as an officer or former officer of a publicly held company, or experience as a board member of another publicly held company; academic expertise in an area of the Company’ operations; and communication and interpersonal skills and practical and mature business judgment. Although the Nominating & Governance Committee uses these and other criteria to evaluate potential nominees, there are no stated minimum criteria for nominees. The Nominating & Governance Committee uses the same standards to evaluate all director candidates, whether or not the candidates were proposed by stockholders. The Nominating & Governance Committee held one (1) meeting during fiscal 2007.

Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which such director served during fiscal 2007. The Company does not currently maintain a formal policy regarding director attendance at the Annual Meeting, however the Company invites nominees for directors to attend the Annual Meeting. All nominees standing for election last year were present either in person or via telephone at the 2006 Annual Meeting of Stockholders.

Director Compensation

During fiscal 2007, members of the Board of Directors who are not also officers or employees of the Company were paid an annual retainer in the amount of $40,000. The Chair of the Audit Committee received an additional annual retainer of $15,000 and the other members of the Audit Committee received an additional annual retainer of $7,500. The Chair of the Compensation Committee received an additional annual retainer of $10,000 and the other members of the Compensation Committee received an additional annual retainer of $5,000. The Chair of the Nominating & Governance Committee received an additional annual retainer of $7,000 and the remaining members of the Nominating & Governance Committee received an additional annual retainer of $3,500. All annual retainer amounts are paid in equal quarterly installments.

Each non-employee director is initially granted an option to purchase 40,000 shares of the Company’s common stock on the date of such non-employee director’s first election or appointment to the Board of Directors. Initial grants which were granted in or prior to fiscal 1999 vest 25% per year commencing on the first anniversary date of the grant and expire ten (10) years after issuance. Initial option grants to non-employee directors which were granted after fiscal 1999 have a term of seven (7) years and become exercisable as to 25% of the shares subject to such options on the first anniversary of the date of grant, and then as to 1/36 of the shares each month thereafter.

Annually after receipt of the initial grant, each non-employee director is granted an option to purchase 10,000 shares of the Company’s common stock. All annual grants for non-employee directors are made each fiscal year subsequent to the Company’s annual meeting of stockholders. Annual option grants which were granted in or prior to fiscal 1999 become fully exercisable four (4) years after the date of the grant and expire ten (10) years after the date of the Grant. Annual options grants which were granted after fiscal 1999 have a term of seven (7) years and become exercisable as to 25% of the shares subject to such options on the first anniversary of the date of grant, and then as to 1/36 of the remaining shares each month thereafter.

The following table sets forth compensation information for the Company’s non-employee directors for fiscal 2007.

DIRECTOR COMPENSATION FOR 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)(1)		(e)	(f)	(g)	(h)
Hock Tan	40,000	—	19,381	(2)	—	—	—	59,381
John Bolger	58,500	—	70,693		—	—	—	129,193
Lew Eggebrecht	40,000	—	149,993		—	—	—	189,993
John Howard	43,500	—	70,293		—	—	—	113,793
Ken Kannappan	50,000	—	72,521		—	—	—	122,521
John Schofield	54,500	—	66,028		—	—	—	120,528
Ron Smith	52,500	—	111,729		—	—	—	164,229
Nam P. Suh	48,500	—	111,254		—	—	—	159,754

(1)	These amounts represent compensation recognized by the Company in accordance with FAS 123(R). Option values are valued using the Black Scholes model for all grants. All awards are amortized over the vesting life of the award. For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please refer to our Annual Report on Form 10-K for the fiscal year ended April 1, 2007, filed with the SEC on May 31, 2007. Such discussion is found in Footnote 4 to the Consolidated Financial Statements beginning on page 31. This category also includes an annual grant to each Director (not including Mr. Lang) to receive 10,000 options to purchase shares of our common stock granted on November 15, 2006 at an exercise price of $16.82 per share. The grant date fair value for each of these grants is $80,584. Mr. Bolger had three separate options grants for a total of 7,000 shares expire during fiscal 2007. There were no forfeitures for the Directors during fiscal 2007.
(2)	Mr. Tan also received an additional $1,991,749 in compensation for option awards that vested during fiscal 2007 relating to his prior service as Chief Executive Officer of ICS, a position he held until the effective time of our merger with ICS in September 2005.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINATED DIRECTORS

PROPOSAL NO. 2—APPROVAL OF AMENDMENT TO THE

1984 EMPLOYEE STOCK PURCHASE PLAN

Stockholders are being asked to approve an amendment to the Company’s 1984 Employee Stock Purchase Plan (the “Purchase Plan”) to increase the number of shares of common stock reserved for issuance thereunder from 13,100,000 shares to 15,100,000 shares (an increase of 2,000,000 shares). The Board of Directors of the Company approved the proposed amendment described above on July 25, 2007, to be effective upon stockholder approval.

Below is a summary of the principal provisions of the Purchase Plan assuming approval of the above amendment, which summary is qualified in its entirety by reference to the full text of the Purchase Plan. The Company will provide, without charge, to each person to whom a Proxy Statement is delivered, upon request of such person and by first class mail within three business days of receipt of such request, a copy of the Purchase Plan. Any such request should be directed as follows: Stock Administrator, Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, CA 95138; telephone number (408) 284-8200; facsimile number (408) 574-6740.

1984 Purchase Plan History

In May 1984, the Board of Directors of the Company adopted the Purchase Plan and, on July 31, 1984, it was approved by the stockholders of the Company. 600,000 shares of common stock were originally reserved for issuance under the Purchase Plan. From time to time, the Board of Directors and stockholders of the Company have approved increases in the number of shares reserved for issuance under the Purchase Plan. Most recently, on July 26, 2005, the Board of Directors amended and restated the Purchase Plan to increase the number of shares of common stock issuable thereunder by 2,000,000 shares to 13,100,000 shares, and on September 15, 2005, the stockholders of the Company approved the increase. A maximum of 1,531,407 shares were available for issuance as of the Record Date pursuant to the Purchase Plan (and, assuming approval of the proposed amendment, a maximum of 3,531,407 would be available for issuance as of the Record Date pursuant to the Purchase Plan).

Description of the Purchase Plan

General.    The Purchase Plan, which is intended to qualify under the provisions of Section 423 of the Internal Revenue Code of 1986 (the “Code”), provides for the grant to employees of rights to purchase shares of the Company’s common stock at reduced prices through payroll deductions.

Administration.    The Purchase Plan is administered by the Board of Directors or by a committee appointed by the Board of Directors consisting of at least two members of the Board of Directors (the “Plan Administrator”). The Plan Administrator has final authority for interpretation of any provisions of the Purchase Plan or of any right to purchase stock granted under the Purchase Plan. All costs and expenses associated with the administration of the Purchase Plan are borne by the Company. In addition, the Purchase Plan provides certain indemnification provisions.

Purchase Periods.    The Purchase Plan is implemented by successive quarterly purchase periods commencing on the first day of each fiscal quarter of the Company during the term of the Purchase Plan (“Purchase Periods”). The Board of Directors may change the frequency and duration of the Purchase Periods under the Purchase Plan by providing at least 15 days advance notice of the change to plan participants.

Eligibility and Enrollment.    Employees of the Company (including officers) that customarily work more than twenty hours a week and more than five months per calendar year are eligible to participate in the Purchase Plan as of the first day of the first Purchase Period after they become eligible to participate in the Purchase Plan. However, no employee is eligible to participate in the Purchase Plan if, immediately after the election to participate, such employee would own stock of the Company (including stock such employee may purchase under outstanding options) representing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary of the Company. In addition, no employee is permitted to participate if the rights of the employee to purchase common stock of the Company under the Purchase Plan and all similar purchase plans of the Company or its subsidiaries would accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time the right is granted) for each calendar year.

Eligible employees become participants in the Purchase Plan by executing a participation agreement and filing it with the Company’s stock administrator no later than the deadline stated on the participation agreement, and if none is stated, then no later than five days before the Purchase Period for which such participation agreement is intended to be effective. By enrolling in the Purchase Plan, a participant is deemed to have elected to purchase the maximum number of whole shares of common stock that can be purchased with the compensation withheld during each Purchase Period for which the participant is enrolled. No participant will be eligible to purchase more than 2,500 shares of stock within any Purchase Period.

Payroll Deductions.    The payroll deductions made for each participant may be not less than 1% nor more than 15% of a participant’s compensation. Compensation is defined in the Purchase Plan as the cash remuneration paid to a participant during a Purchase Period that is reported by the Company on Form W-2 for federal income tax reporting purposes (including salary deferrals to the Company’s 401(k) plan and contributions to the Company’s Section 125 cafeteria plan). Compensation includes payments for overtime work and shift differential, incentive compensation, sales commissions, profit sharing payments and other bonuses. Compensation excludes any special payments, such as moving or auto allowances, educational reimbursements, welfare benefits, amounts realized from the exercise, sale, exchange or other disposition of any stock option and premiums for life and disability insurance. Payroll deductions commence with the first paycheck issued during the Purchase Period for which the participant is enrolled and are deducted from subsequent paychecks throughout the Purchase Period unless changed or terminated as provided in the Purchase Plan. The participant may decrease the rate of payroll withholding once during each Purchase Period by filing a new participation agreement. The new rate becomes effective no later than the first day of the second payroll period which begins following the receipt of the new participation agreement. The participant may increase or decrease the rate of payroll withholding for the next Purchase Period by filing a new participation agreement on or before the date specified by the Company’s stock administrator and if none is stated, then no later than five days before the Purchase Period for which the change is to be effective.

The Company maintains a plan account in the name of each participant and credits the amount deducted from compensation to such account. No interest accrues to the money held in the account pending purchase of shares of common stock.

Purchase of Stock; Price.    As of the last day of each Purchase Period, each participant’s accumulated payroll deductions are applied to the purchase of whole shares of common stock at a price which is the lower of (i) 85% of the fair market value per share of the common stock on the first trading day of the Purchase Period or (ii) 85% of the fair market value per share of the common stock on the last trading day of the applicable Purchase Period. The fair market value of the common stock on a given date is defined as the closing price on the immediately preceding trading day as reported by the Nasdaq Stock Market. In the event that the aggregate number of shares which all participants elect to purchase during a Purchase Period exceeds the number of shares remaining for issuance under the Purchase Plan, the available shares will be ratably divided and any excess cash will be refunded to the participants.

Participants are notified by statements of account as soon as practicable following the end of each Purchase Period as to the amount of payroll deductions, the number of shares purchased, the purchase price and the remaining cash balance of their plan account. Cash balances not attributable to fractional shares are refunded to participants. Certificates representing whole shares are delivered to a brokerage account and kept in such account pursuant to the participation agreement. The shares must be kept in the brokerage account for two years from the date of grant unless sold.

Withdrawal From the Purchase Plan.    Participants may withdraw from participation under the Purchase Plan at any time up to the last day of a Purchase Period by filing the prescribed form with the Company’s stock administrator. As soon as practicable after withdrawal, payroll deductions cease and all amounts credited to the participant’s plan account are refunded in cash, without interest. A participant who has withdrawn from the Purchase Plan shall not be a participant in future Participation Periods unless he or she re-enrolls pursuant to the Purchase Plan’s guidelines.

Termination of Employment.    Termination of a participant’s status as an eligible employee for any reason, including death, is treated as an automatic withdrawal from the Purchase Plan. A participant may designate in writing a beneficiary who is to receive shares and cash in the event of the participant’s death subsequent to the purchase of shares, but prior to delivery. A participant may also designate a beneficiary to receive cash in his or her account in the event of such participant’s death prior to the last day of the Purchase Period.

Nontransferability.    The rights or interests of any participant in the Purchase Plan or in any shares or cash to which such participant may be entitled, are not transferable, except as permitted by the Code, by will or by the laws of descent and distribution. An attempt by a participant to transfer an interest in violation of the Purchase Plan is treated as an automatic withdrawal.

Amendment and Termination of the Purchase Plan.    The Board of Directors has the right to amend, modify or terminate the Purchase Plan at any time without notice; provided, however, stockholder approval shall be obtained when required by applicable laws, regulations or rules.

Adjustments Upon Changes in Capitalization.    In the event of a subdivision or consolidation of outstanding shares, the payment of a stock dividend or other increase or decrease in such shares effected without the receipt of consideration by the Company, the aggregate number of shares offered under the Purchase Plan, the number and price of shares which any participant may elect to purchase and the maximum number of shares which a participant may elect to purchase under the Purchase Plan in any Purchase Period, shall be proportionately adjusted. In the event of a dissolution or liquidation of the Company, or a merger or consolidation to which the Company is a constituent corporation, the Purchase Plan shall terminate, unless the plan of merger, consolidation or reorganization provides otherwise, and all amounts which each participant has paid towards the stock purchase price shall be refunded.

Certain Federal Income Tax Information

The following is a general summary as of this date of the federal income tax consequences to the Company and employees participating in the Purchase Plan. The federal tax laws may change and the federal, state and local tax consequences for any participating employee will depend upon his or her individual circumstances. Each participating employee is encouraged to seek the advice of a qualified tax advisor regarding the tax consequences for participation in this Purchase Plan.

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. The Purchase Plan is not subject to any provisions of the Employees Retirement Income Security Act of 1974. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the Purchase Plan. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or disposed of more than two years from the first day of the Participation Period and one year from the date of purchase, the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the Participation Period. Any additional gain will be treated as long-term capital gain. If the shares are held for the periods described above, are sold and the sale price is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the capital gain holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above. The Company will treat any transfer of record ownership of shares as a disposition, unless it is notified to the contrary.

New Plan Benefits

The number of future stock purchases under the Purchase Plan is not determinable because, under the terms of the Purchase Plan, purchases are based upon elections made by participants. The dollar value of benefits under the Purchase Plan is not determinable because purchase prices for stock purchased under the Purchase Plan are based upon fair market value of the Company’s common stock at the time of the election and purchase by the participant.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT

TO THE 1984 EMPLOYEE STOCK PURCHASE PLAN

PROPOSAL NO. 3—AMENDMENT TO RESTATED

CERTIFICATE OF INCORPORATION

The Company’s Nominating & Governance Committee and Board of Directors have examined the advantages and disadvantages of maintaining a classified Board of Directors with three classes of directors, with the directors in each class standing for election once every three years. After careful consideration, upon the recommendation of the Nominating & Governance Committee, the Board of Directors has adopted and now recommends stockholder approval of a proposal to amend the Company’s Restated Certificate of Incorporation to eliminate the classification of the Board of Directors and to provide for the annual election of all directors of the Company commencing with the Company’s 2008 Annual Meeting.

Article 7 of the Restated Certificate of Incorporation currently provides that the Board of Directors shall be divided into three classes. Currently, the Board of Directors comprises nine directors, with three directors in each of Class I, II and III. The directors in each class are elected by our stockholders for a term of three years and until their successors are elected and qualified or until such directors’ death, resignation or removal. The term of office of one of the classes of directors expires each year at the Company’s annual meeting of stockholders, and a new class of directors is elected by the Company’s stockholders each year at that time. As proposed to be amended, the Restated Certificate of Incorporation would provide instead for the annual election of all directors of the Company to one-year terms.

The proposed amendment to the Restated Certificate of Incorporation requires the approval by a majority of all outstanding shares of the Company’s common stock as of the Record Date. If this Proposal is not approved, the Board of Directors would remain classified, the three Class II directors elected at the Annual Meeting would serve three-year terms expiring in 2010 and the Class I and Class III directors would remain in office for the remainder of their three-year terms. If the amendment to the Restated Certificate of Incorporation is approved, all directors would be elected to one-year terms commencing with the Company’s 2008 Annual Meeting. In order to facilitate the transition from classified three-year terms to one-year terms for all directors, each director whose current term would not otherwise expire at the 2008 Annual Meeting will offer to tender his or her resignation effective immediately prior to the 2008 Annual Meeting, such that all of the directors of the Company will be voted on for election to one-year terms at the 2008 Annual Meeting. The proposed amendment also removes the requirement that an employee director must automatically resign from the Board of Directors when he or she ceases to be an employee of the Company.

The Board of Directors recognizes that annual elections are in line with emerging practices in the area of corporate governance, as they provide stockholders the opportunity to register their views on the performance of the entire Board of Directors each year. The Board of Directors believes that the election of directors is an important means for stockholders to influence corporate governance policies and for the Board of Directors to reiterate its commitment to good corporate governance and accountability to stockholders. Based upon its analysis of this important issue and upon the recommendation of the Nominating & Governance Committee, the Board of Directors has determined that adopting a resolution approving an amendment to the Restated Certificate of Incorporation providing for the declassification of the Board of Directors and the annual election of all directors of the Company is in the best interests of the Company and its stockholders at this time.

Appendix A shows the existing Section 7.1 of the Restated Certificate of Incorporation and the revised Section 7.1 resulting from the proposed amendment. If approved, this Proposal will become effective upon the filing of a Certificate of Amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The Company would make such a filing promptly after approval of this Proposal at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE FOR THE AMENDMENT TO THE COMPANY’S

RESTATED CERTIFICATE OF INCORPORATION

PROPOSAL NO. 4—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 30, 2008, and the stockholders are being asked to ratify such selection. Stockholder ratification of the Company’s independent registered public accounting firm is not required by the Company’s Amended and Restated Bylaws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee and the Board of Directors will consider the vote of the stockholders in making a decision whether to select another independent registered public accounting firm for the subsequent fiscal year. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time if they determine that such a change would be in the best interests of the Company and its stockholders.

PricewaterhouseCoopers LLP has been engaged as the Company’s independent registered public accounting firm since 1993. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of July 25, 2007, with respect to the beneficial ownership of the Company’s common stock by: (a) each stockholder known by the Company to be the beneficial owner of more than five percent of the Company’s common stock; (b) each director and nominee; (c) each Named Executive Officer (as set forth below); and (d) all current officers and directors as a group. As of July 25, 2007, the Company had         ,        ,        shares of common stock outstanding.

SECURITY OWNERSHIP

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Beneficial Ownership(1)
5% Stockholders
FMR Corp.(2) 82 Devonshire Street, Boston, MA 02109	26,287,875	.	%
Perry Corp.(3) 767 Fifth Avenue, New York, NY 10153	10,873,753	.

Non-Employee Directors
Hock Tan(4)	844,600	*
John C. Bolger(5)	94,750	*
Lewis Eggebrecht(6)	46,595	*
John Howard(7)	128,964	*
Ken Kannappan(8)	90,250	*
John Schofield(9)	85,000	*
Ron Smith, Ph.D.(10)	51,649	*
Nam P. Suh, Ph.D.(11)	42,469	*

Named Executive Officers
Gregory S. Lang(12)	1,334,216	*
Clyde R. Hosein(13)	497,248	*
Chuen-Der Lien(14)	413,627
Mike Hunter(15)	500,328	*
Jimmy J.M. Lee(16)	474,276	*
All current Executive Officers and Directors as a Group (21 persons)(17)	5,797,069	.

*	Represents less than 1% of the issued and outstanding shares.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants which are currently exercisable, or will become exercisable within 60 days of July 25, 2007, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, to the Company’s knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is the Company’s address at 6024 Silver Creek Valley Road, San Jose, CA 95138.
(2)	Based solely on an amended Schedule 13G filed on February 14, 2007 with the Securities and Exchange Commission.
(3)	Based solely on a Schedule 13G filed on February 12, 2007 with the Securities and Exchange Commission.
(4)	Includes 844,600 shares subject to options exercisable within 60 days of July 25, 2007.

(5)	Includes 94,750 shares subject to options exercisable within 60 days of July 25, 2007.
(6)	Includes 46,595 shares subject to options exercisable within 60 days of July 25, 2007.
(7)	Represents 98,021 shares beneficially owned by Mr. Howard and 30,943 shares subject to options exercisable within 60 days of July 25, 2007.
(8)	Represents 1,500 shares beneficially owned by Mr. Kannappan and 88,750 shares subject to options exercisable within 60 days of July 25, 2007.
(9)	Includes 85,000 shares subject to options exercisable within 60 days of July 25, 2007.
(10)	Represents 1,649 shares beneficially owned by Dr. Smith and 50,000 shares subject to options exercisable within 60 days of July 25, 2007.
(11)	Includes 42,469 shares subject to options exercisable within 60 days of July 25, 2007.
(12)	Represents 2,907 shares beneficially owned by Mr. Lang and 1,331,309 shares subject to options exercisable within 60 days of July 25, 2007.
(13)	Represents 6,166 shares beneficially owned by Mr. Hosein and 491,082 shares subject to options exercisable within 60 days of July 25, 2007.
(14)	Represents 4,597 shares beneficially owned by Mr. Lien and 409,030 shares subject to options exercisable within 60 days of July 25, 2007.
(15)	Represents 3,574 shares beneficially owned by Mr. Hunter and 496,754 shares subject to options exercisable within 60 days of July 25, 2007.
(16)	Represents 14,878 shares beneficially owned by Mr. Lee and 459,398 shares subject to options exercisable within 60 days of July 25, 2007.
(17)	Includes the shares described in notes 4-16, and an additional 9,879 shares beneficially owned and 1,183,218 shares subject to options exercisable within 60 days of July 25, 2007 held by executive officers not listed in the table.

REPORT OF AUDIT COMMITTEE

The report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.

During fiscal 2007, the Audit Committee was initially comprised of three independent, non-employee directors, Mr. Bolger, Dr. Smith and Dr. Suh. Mr. Schofield, also an independent, non-employee director, replaced Dr. Suh as a member of the Audit Committee in August 2006. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.idt.com.

The Audit Committee oversees the Company’s financial reporting processes on behalf of the Board. Management is responsible for the Company’s internal controls, financial reporting processes and compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm (or “auditor”) is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards, the audit of management’s assessment of the Company’s internal control over financial reporting and the audit of the Company’s internal control over financial reporting, and issuing a report thereon. The Audit Committee is responsible for monitoring and overseeing these processes.

In this context, the Audit Committee has reviewed and discussed the Company’s financial statements for the fiscal year ended April 1, 2007, with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. In addition, the Audit Committee has discussed and reviewed with PricewaterhouseCoopers LLP all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications)). The Audit Committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the overall scope of its audit, the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of its financial reporting.

The Audit Committee has received from PricewaterhouseCoopers LLP a formal written statement describing all relationships between PricewaterhouseCoopers LLP and the Company that might bear on the independence of PricewaterhouseCoopers LLP consistent with Independence Standards Board No. 1 (Independence Discussions with Audit Committees), discussed with PricewaterhouseCoopers LLP any relationships that might impact their objectivity and independence, and satisfied itself as to the auditor’s independence.

Fees Billed to Company

The aggregate fees incurred by the Company with PricewaterhouseCoopers LLP for the annual audit and other services for the fiscal years ended April 1, 2007 and April 2, 2006 were as follows:

(in thousands)	Fiscal Year 2007	Fiscal Year 2006
Audit fees(1)	$1,581	$1,906
Audit–related fees(2)	47	271
Tax fees(3)	38	91
All other fees(4)	7	3

Total fees	$1,673	$2,271

(1)

Represents audit and accounting advisory services for the Company’s annual financial statements included in the Company’s Annual Reports on Form 10-K, for reviews of the financial statements included in the

Company’s Quarterly Reports on Form 10-Q, for the audit of management’s assessment of the Company’s internal control over financial reporting and the audit of the Company’s internal control over financial reporting, as well as for statutory audit services which amounted to $154,000 (estimated) and $133,000 in the fiscal years ended April 1, 2007 and April 2, 2006, respectively

(2)	Consists primarily of services rendered in connection with mergers and acquisitions, including due diligence.
(3)	Consists of tax filing and tax-related compliance and other advisory services.
(4)	Consists primarily of international consulting services. The Company incurred no financial information systems design and implementation fees in the fiscal years ended April 1, 2007 or April 2, 2006.

In accordance with the Audit Committee charter, the Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, including the estimated fees and other terms of any such engagement. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may elect to delegate pre-approval authority to one or more designated committee members in accordance with its charter. The Audit Committee considers whether such audit or non-audit services are consistent with SEC’s rules on auditor independence.

The Audit Committee approved the engagement of PricewaterhouseCoopers LLP pursuant to established pre-approval policies and procedures. The Audit Committee has determined the rendering of non-audit services by PricewaterhouseCoopers LLP compatible with maintaining the auditor’s independence. The Audit Committee approved all of the fees set forth in the table above for the fiscal years ended April 1, 2007 and April 2, 2006, respectively.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 1, 2007, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John C. Bolger	John Schofield	Ron Smith

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation programs together with a description of the material factors underlying the decisions which resulted in the fiscal 2007 compensation provided to the Company’s Named Executive Officers (“NEOs”). The NEOs for fiscal 2007 are: Mr. Greg Lang (President & CEO), Mr. Clyde Hosein (VP & CFO), Mr. Chuen-Der Lien (VP & Chief Technical Officer), Mr. Mike Hunter (VP-Manufacturing), and Mr. Jimmy Lee (SVP-Timing Solutions Group).

The Compensation Committee

The Compensation Committee of our Board of Directors (the “Committee”) develops the compensation philosophy and objectives for the Company as a whole, reviews and approves all compensation decisions related to our NEOs and senior executives and generally oversees our compensation programs. As members of our Board of Directors, the Committee receives regular updates on the Company’s business priorities, strategies and results. As a result, the Committee has frequent interaction with and open access to the NEOs. This gives them considerable opportunity to ask questions and assess the performance of the executives and the Company. The Committee is comprised of three independent, non-employee members of the Board of Directors: Mr. Kannappan, Dr. Smith and Dr. Suh.

The Committee’s specific responsibilities include:

•	Reviewing, revising and approving an industry-specific Peer Group (as defined below) to facilitate appropriate benchmarking comparisons for compensation purposes;

•	Reviewing and approving annually, at the beginning of each fiscal year, the Company’s goals and objectives as they relate to the NEOs’ compensation for that year, based on the Board-approved plan;

•

Reviewing and approving annually, at the beginning of each fiscal year, the individual elements of targeted compensation for the CEO for that year, including base salary, target incentive bonus, incentive plan structure and equity awards, and reporting such recommendations to the Board of Directors;

•

Evaluating annually, at the end of each fiscal year, the CEO’s performance in light of the goals and objectives previously identified as being relevant to the CEO’s compensation for that year, and recommending the CEO’s final compensation level based upon this evaluation and other relevant information to the Board for the Board’s determination and approval;

•	Reviewing and assessing the CEO’s recommendations with respect to the individual elements of targeted compensation for the other NEOs;

•	Reviewing, along with the CEO, matters relating to management succession, including compensation related issues;

•	Reviewing and approving any proposed employment agreements, severance agreements, change in control agreements, and any special supplemental benefits and/or perquisites applicable to the NEOs; and

•	Before the beginning of the fiscal year, reviewing and authorizing the total number of options and/or shares which may be granted to the NEOs and all employees during the fiscal year.

Compensation Philosophy and Objectives

The objectives of the Company’s compensation programs are to provide competitive compensation opportunities that are designed to reward, motivate, attract and retain top talent. Our compensation programs are designed to reward performance based upon achievement in accordance with annual goals approved by the Committee at the beginning of each fiscal year, and align the priorities and performance of our NEOs with the priorities and strategies of the Company, and with the interests of our stockholders.

In fiscal 2007, the goals that were identified in the setting and awarding of compensation include: revenue growth, improved operating margin, creation of intellectual property, new business growth and operational excellence. The Committee identified these goals and priorities because they present the greatest potential for increasing stockholder value in both the near- and long-term. Each NEO was held accountable for the success of our overall corporate performance in reaching these goals as well as specific performance metrics particular to each NEO’s position and consistent with their roles on the management team.

Setting Executive Target Compensation

The Committee retained Mercer Human Resource Consulting (“Mercer”) as an independent compensation consultant on all matters related to the compensation of NEOs and other senior executives. Mercer does not provide any other services to the Company outside of its compensation consulting services. Mercer provides strategic guidance to the Committee by leveraging its extensive database and significant industry expertise. Mercer reported to the Committee and provided it with comparative market data on industry best practices and benchmarking data related to our NEOs and senior executives. For the compensation evaluation, Mercer used four data sources: (1) data as reported in the most recently available proxy filings for the Company’s Peer Group (as defined below) in the semiconductor industry; (2) data from the 2005 Mercer Benchmark Database; (3) the 2005/2006 Wyatt Report on Top Management Compensation; and (4) the 2005 Radford Executive Survey.

The Committee used benchmarking data compiled by Mercer to compare our NEOs’ compensation with the compensation of executive officers at our Peer Group in the semiconductor industry. Mercer, after consultation with management and the Committee, helped to establish a specific group of peer companies that are similar in size to the Company to assist in the assessment of job levels and compensation programs and practices. In defining an appropriate peer group for purposes of comparing compensation data, consideration is given to factors such as company revenue, company size, company products and whether IDT competes with a company for executive talent. The following companies (collectively, the “Peer Group”) were included in the compensation peer group for fiscal 2007:

Altera	Cypress Semiconductor	Microchip Technology
Applied Micro Circuits	International Rectifier Corporation	PMC-Sierra
Broadcom	Intersil	Silicon Laboratories
Conexant Systems	Marvell Technology Group Ltd.	Xilinx

At the beginning of fiscal 2007, Mercer presented the Committee with benchmarking data related to the compensation of executives at the Peer Group companies holding positions comparable to the positions of each of our NEOs including data regarding salary, performance bonuses and equity awards. In order to assist the Committee with evaluation of our NEOs’ compensation packages, market compensation composites were created by combining survey data, weighted at two-thirds, and proxy data, weighted at one-third. In creating these compensation composites, market data was valued as of March 1, 2006, representing an increase of 3.7%, the expected median pay increase for executive employees in the durable manufacturing industry as reported in the Mercer 2005/2006 US Compensation Planning Survey. In addition to market compensation data from the Peer Group, Mercer also utilizes information from the semiconductor industry and also considers the overall high technology industry where appropriate.

Base salaries and target performance bonuses (collectively, “Total Cash Compensation”) are determined on an annual basis at the beginning of each fiscal year. We generally target the 50th percentile of the Peer Group for Total Cash Compensation. Total Cash Compensation is considered an important part of the executive compensation package in order to remain competitive in attracting and retaining executive talent. Total Cash Compensation is designed to fluctuate with Company performance. In fiscal years that the Company exhibits superior financial performance, Total Cash Compensation is designed to generally be above average competitive levels. When financial performance is below the targeted goal for a particular fiscal year, Total Cash Compensation is designed to generally be below average competitive levels.

Total Cash Compensation in combination with equity awards (collectively, “Total Direct Compensation”) is also targeted at the 50th percentile of the Peer Group. Equity awards are granted to the NEOs generally at the beginning of each fiscal year, and are our only form of long-term incentive compensation. In determining equity grants for the NEOs for fiscal 2007, the Committee used the benchmarking data provided by Mercer as a guideline so that the targeted value of equity grants would be near the 50th percentile of equity grants among our Peer Group. The Committee also assessed the retention risks with respect to each NEO and the performance of each NEO, in conjunction with the compensation composites of the Peer Group, to determine the size and type of equity grants to be made in fiscal 2007.

Role of CEO in Compensation Decisions

Mr. Lang is the only NEO that has a role in determining the compensation of any of the other NEOs. Mr. Lang makes recommendations to the Committee at the beginning of each fiscal year as to the levels of compensation of the other NEOs. In making recommendations on the other NEOs’ compensation, Mr. Lang reviews and evaluates each NEO’s past performance and also considers the benchmarking data provided by Mercer.

While the annual goals to which the NEOs are subject are specific and measurable, at the end of the fiscal year Mr. Lang has the authority to exercise reasonable discretion in determining whether each NEO’s business unit, as a whole, has achieved the corporate objectives for the year. Such discretion may result in increasing or decreasing the Business Unit Achievement Factor (as defined below), which could have a direct impact on the NEO’s recommended bonus.

Any recommendation by Mr. Lang on NEO base salaries, bonuses and equity awards is subject to the final approval of the Committee. Similarly, Mr. Lang is invited to provide input to the Committee with regard to his own compensation, but he does not participate in the Committee’s final recommendation to the Board or the Board’s final determination of the CEO’s compensation.

Individual Elements of NEO Compensation

Our NEOs are compensated through base salary, a performance bonus and equity awards. Annual compensation decisions regarding each element take into account each NEO’s performance during the previous fiscal year, his or her expected performance during the current fiscal year, compensation relative to the Peer Group and each business unit’s goals for the current fiscal year.

Base Salary

Base salaries are determined annually by the Committee, at the beginning of each fiscal year, based upon the performance of the NEOs against objectives for the prior fiscal year and a review of the benchmarking data referred to under “Setting Executive Target Compensation” above.

Base salaries for the NEOs were approved by the Committee and represent year-over-year increases as detailed in the following table:

NEO	Fiscal 2006 Base Salary ($)	Fiscal 2007 Base Salary ($)	% Increase
Mr. Lang	400,000	460,000	15%
Mr. Hosein	262,100	300,061	14%
Mr. Lien	275,475	285,126	4%
Mr. Hunter	278,096	286,437	3%
Mr. Lee	268,882	283,712	6%

Performance Bonus

The Company does not administer a special or separate bonus plan for executive officers. The NEOs participate with other eligible employees in the Company’s Incentive Compensation Plan (“ICP”). The ICP was established to help align the goals and efforts of participating IDT employees, including the NEOs, with the Company’s goals and directions. Through the ICP, a portion of an eligible employee’s total cash compensation opportunity is directly linked to the annual results of individual performance, performance of the unit in which the employee works and Company-wide performance. This gives eligible employees a clear and direct stake in their own unit’s success and in the Company’s overall success.

The overall objectives of the ICP are:

•	Encourage outstanding performance from individual employees, business units and the Company as a whole;

•	Align and share the benefits of successful Company performance with eligible employees;

•	Enhance teamwork; and

•	Support a consistent process for establishing, measuring and rewarding performance.

The ICP is comprised of three separate components: (1) an Individual Incentive Target; (2) a Business Unit Achievement Factor; and (3) a Company-wide Achievement Factor. These three components are then used to calculate each participating employee’s cash performance bonus payment. An employee must be employed and in good standing on the last day of the performance period to receive a performance bonus.

Bonuses earned under the ICP are paid in cash in two installments. The first installment is paid in November reflecting performance over the first two quarters of the fiscal year. The second installment is paid in May which reflects the overall performance for the entire previous fiscal year, after deducting the first installment paid in the previous November. The Company maintains this biannual payment schedule in order to provide continual incentive and reward for employees throughout the year and also to maintain a current assessment of where individuals, business units and the Company as a whole stands in relation to meeting the goals that have been set for the fiscal year.

Individual Incentive Targets

Each eligible employee, including the NEOs, is assigned an Individual Incentive Target based on a percentage of annual base salary. This target is established considering job level, job role, job function, competitive benchmarks, as well as accomplishment within the employee’s job level. The individual incentive targets for the NEOs are reviewed annually by the CEO and the Committee. Any adjustment in the incentive targets for the NEOs is made at the recommendation of the CEO and is subject to the final approval of the Committee. Any adjustment in the incentive targets for the CEO is made at the recommendation of the Committee and is subject to the final approval of the Board. For fiscal 2007, the Board approved an Individual Incentive Target of 80% of base salary for Mr. Lang. For fiscal 2007, the Committee approved an Individual Incentive Target for Mr. Lee of 48% of base salary and Individual Incentive Targets for Messrs. Lien, Hunter and Hosein of 45% of base salary.

Business Unit Achievement Factor

In addition to the Individual Incentive Targets, the performance of each business unit affects individual bonus awards. As part of the ICP, the CEO and the individual unit managers agree upon objectives appropriate to each business unit before the beginning of each fiscal year. Similarly, the CEO and the Committee agree upon and recommend to the Board a set of objectives for the CEO which is consistent with the Company’s strategic and operating plans. The Board has final approval over the objectives set for the CEO each fiscal year. The following represent the Committee’s and the CEO’s guiding principles for setting objectives for our NEOs and their respective business units:

•	Support the short-term and long-term strategic plans of the corporation and the specific business units and functions;

•

Align corporate level performance with specific group performance so that, absent extraordinary circumstances, performance bonuses are only paid when both the Company-wide and group objectives have at least achieved threshold performance;

•	Reflect a proper mix of financial and non-financial goals; and

•	Ensure the programs are structured to pay only for performance, so that bonuses would not be paid to an NEO who did not attain his or her respective performance targets.

For bonuses paid in fiscal 2007, Mr. Lang was measured against corporate goals relative to revenue growth, pre-tax margin, the integration of the ICS acquisition, and execution of certain key product schedules and business strategies.

Mr. Lien’s business unit was measured against goals which focused on the creation of intellectual property, performance against schedules, and accomplishment of key R&D and quality assurance projects.

Mr. Hunter’s business unit was measured against goals which focused on the reduction of costs of production, performance against quality objectives, gross margin, and accomplishment of key manufacturing projects.

Mr. Lee’s business unit was measured against goals which focused on revenue generation, management of operating income, achievement of design wins, creation of intellectual property, and accomplishment of key objectives such as the integration of the ICS acquisition.

Mr. Hosein’s unit was measured against goals related to transfer of certain IT functions offshore, management of the relocation of the Company’s headquarters, implementation of new variable compensation programs and the integration of the ICS acquisition.

At the end of a performance period, the CEO will assess each business unit’s performance and will make recommendations to the Committee as to whether each unit has met its goals. The Committee will have final approval in determining whether each business unit has met its stated goals. The Committee and the CEO will review the CEO’s performance and the Committee will have final approval in determining whether the CEO’s stated goals have been met. Subject to the Committee’s final approval, the CEO will assign each business unit a “Business Unit Achievement Factor” which represents the percentage of goals the unit has achieved. The Committee will also determine and assign a Business Unit Achievement Factor for the CEO.

A business unit must achieve a score of at least 50% of its stated goals for the fiscal year in order to receive a bonus. If the business unit does not reach a minimum threshold of 50%, no employee in that unit, including a NEO, will be awarded a bonus. The maximum Business Unit Achievement Factor for any individual unit is 125%, which represents an achievement above the stated goals.

The table under the heading “Calculation of Performance Bonus” below sets forth the Business Unit Achievement Factor for the CEO and the NEOs for purposes of calculating the performance bonus each received in fiscal 2007.

Company-Wide Achievement Factor

In addition to the performance of the individual and each business unit, the Company’s overall performance also affects individual bonus awards. Under the ICP, the Committee recommends and the Board approves the targeted overall non-GAAP Earnings Per Share (“EPS”) that will be used as the metric for determining a Company-wide Achievement Factor. The Company must achieve EPS consistent with the established 50% threshold target in order to be assigned a Company-wide Achievement Factor. If the Company is below a threshold of 50%, the Company-wide Achievement Factor is 0% and no bonus will be paid to any employee including the NEOs, regardless of individual or business unit performance. The maximum achievement factor the Company can receive is 200%. For bonuses paid to the NEOs during fiscal 2007, the Company-wide Achievement Factor was 160% as approved by the Board of Directors.

The table under the heading “Calculation of Performance Bonus” below sets forth the Company-wide Achievement Factor as it is used in the calculation of each NEO’s performance bonus in fiscal 2007.

Calculation of Performance Bonus

The performance bonus for each employee, including the NEOs, is calculated by multiplying the Individual Incentive Target by the individual base earnings. This number is the “Target Incentive Amount.” The Target Incentive Amount is then multiplied by each NEO’s respective Business Unit Achievement Factor which results in the “Unit Incentive Amount.” The Unit Incentive Amount is then multiplied by the Company-wide Achievement Factor which results in the actual performance bonus payment. If a NEO’s Business Unit Achievement Factor is 0% (threshold not met), there will be no bonus awarded. Likewise, if the Company-wide Achievement Factor is 0% (threshold not met), there will be no bonus awarded. Any bonus amount may be modified by the Committee or IDT management, in its sole discretion, to reflect performance or other issues of employees or the NEOs that the Committee or management believes should be reflected in the performance bonus.

Performance Bonus Payments Earned in Fiscal 2007

	(a)	(b)	(a) x (b) = (c)	(d)	(c) x (d)
NEO	Individual Incentive Target	Business Unit Achievement Factor	Unit Incentive Amount	Company-wide Achievement Factor	Performance Bonus Payout	Payment Amounts
Mr. Lang	80%	100%	80%	160%	128%	579,930
Mr. Hosein	45%	105%	47%	160%	76%	223,536
Mr. Lien	45%	93%	42%	160%	67%	190,175
Mr. Hunter	45%	81%	36%	160%	58%	166,488
Mr. Lee	48%	100%	48%	160%	77%	216,793

Equity Awards for the NEOs in Fiscal 2007

The Company has historically provided long-term incentive compensation in the form of stock options to our NEOs and other eligible employees. Our stock option awards are designed to reward our NEOs for their past performance, motivate future performance, strengthen retention, and align their interests with those of the stockholders. At the beginning of fiscal 2007, NEOs (except the CEO) were eligible for stock option awards based upon recommendations made by the CEO and Mercer’s benchmark analysis which provides that equity grants are targeted to be at a value near the 50th percentile of our Peer Group.

Stock options granted to the NEOs during fiscal 2007 are set forth in the table “Grants of Plan Based Awards for 2007.” Stock options granted by the Company have an exercise price equal to the closing price of our stock on the day before the grant date and typically vest over a four-year period based upon continued employment with 25% vesting on the first anniversary of the grant date and monthly thereafter for the remaining 36 months. Stock options generally expire seven years after the date of the grant. Our option plans specifically preclude the repricing of stock options, absent stockholder approval.

Equity Award Policies

At each January meeting of the Committee, an annual Company-wide equity budget is established for the granting of stock options. This budget is based on the projected needs of the Company during the next fiscal year for our annual focal process, new hires, promotions, patents, annual Board of Directors’ awards and other types of grants.

The majority of the equity budget is used during our annual focal process, in which equity grants are made each May in recognition of employee performance and other factors for the previous fiscal year. All exempt employees and approximately one-third of non-exempt employees were eligible for focal equity grants in fiscal 2007. Grants for newly hired employees are made on the fifteenth day of the month (or on the next business day thereafter if the fifteenth falls on a Saturday or Sunday) following their start dates. Grants for promotions are made either in conjunction with the annual focal process or midway through the fiscal year. Grants in recognition of patent filings and awards are made quarterly. Other grants (i.e., for special recognition) may occur at other times during the fiscal year as appropriate.

The Committee periodically reviews our gross and net stock burn rates. The Committee endeavors to ensure that our net stock burn rate approximates the average rate within our Peer Group as well as the average rates within broader industry groups, and that the annual and the three-year average gross stock burn rates are within the recommended range of independent shareholder advisory groups. The Committee has determined to maintain the Company’s net stock burn rate at a level consistent with the stock burn rate of other companies in the semiconductor industry, establishing a net stock burn rate target of 3%.

For purposes of determining the net stock burn rate, the Company determines the sum of all options granted during the course of the fiscal year, subtracts the options and restricted shares that are cancelled and returned to the plan, and divides the balance (the net options and restricted shares issued) by the shares outstanding at the end of the fiscal year. The gross stock burn rate is determined by taking the sum of all options plus restricted shares granted during the course of the fiscal year and dividing that amount by the shares outstanding at the end of the fiscal year. During fiscal 2007, the net options and restricted shares issued totaled 4,309,476, and the gross options and restricted shares issued totaled 6,569,416. Including stock repurchases of 7.8 million shares during fiscal 2007, there were approximately 196,262,742 shares outstanding as of April 1, 2007, resulting in a net stock burn rate of 2.20% compared to a targeted cap of 3%, and a gross stock burn rate of 3.39%

We have no program, plan or practice to coordinate equity grants with the release of material information. The Committee does not have a current policy to accelerate or delay equity grants in response to material information, nor do we delay the release of information due to plans for making equity grants.

Change to Equity Program for Fiscal 2008

During fiscal 2007, Radford Surveys + Consulting (“Radford”) was engaged at the direction of the Committee to review the Company’s equity program and assess the competitiveness of our practices against other companies in the semiconductor industry. Radford presented the results of its analysis and recommendations to the Committee in January 2007 and found that our equity program was generally consistent with market practices.

Based on the information presented by Radford, the Company decided to introduce restricted stock units (“RSUs”) as an additional vehicle in its equity program in fiscal 2008. After extensive review of industry practices, the Company believes that introducing RSUs into the employee equity program will assist in the retention of top performing employees and better align the overall program with the practices of other semiconductor companies. The proposed program for fiscal 2008 provides for a mix of both stock options and RSUs that vary based on an employee’s grade level, with more emphasis on stock options for senior level employees. The emphasis on stock options at the upper levels of the organization is intended to place more of the executive’s total compensation at risk to ensure a strong alignment with stockholders. The Committee has adopted these recommendations for implementation in fiscal 2008.

Retirement and Other Benefits

401(k) Plan. The Company offers the NEOs the opportunity to participate in its 401(k) plan. NEOs participate under the same plan provisions as all other employees. Key provisions of the plan include a company match of $0.80 per $1.00 of the employee’s contributions up to 5% of base salary. Maximum calendar year contributions from the Company are $5,000 per employee. The Company’s contributions vest over four years and if an employee terminates his or her employment prior to four years, the Company’s contributions will be prorated according to the number of years worked.

Participating NEOs may contribute up to 10% of their pretax salaries to a maximum of $15,000 in calendar year 2006 and $15,500 in calendar year 2007.

Non-Qualified Deferred Compensation Plan. The Company maintains an unfunded Nonqualified Deferred Compensation Plan eligible to provide benefits to director level employees and above. Under this plan, participants can defer up to 100% of their regular salaries, bonuses or other compensation such as commissions or special awards. Participants can select from among 19 different investment options from which their earnings are measured. A participant is credited with the return of the underlying investment option. Participant balances are always 100% vested. Additionally, the Company has set aside assets in a separate trust designed to meet the obligations under the plan. The trust assets are invested in a manner that is intended to offset the investment performance of the funds selected by the participants. All of the NEOs participated in this plan during fiscal 2007.

Employee Stock Purchase Plan. The Company also maintains an Employee Stock Purchase Plan. NEOs participate under the same plan provisions as all other eligible employees. Under this plan, eligible employees can purchase Company stock on the last day of each designated three-month purchase period. The per share purchase price is the lesser of 85% of the fair market value of the stock on the first day of the three-month purchase period or 85% of the fair market value of the stock on the last day of the three-month purchase period. The maximum number of shares of stock which may be purchased is 5,000 shares per purchase period. During fiscal 2007, Mr. Lien, Mr. Lee and Mr. Hosein participated in the Employee Stock Purchase Plan. Mr. Lang and Mr. Hunter did not participate in the Employee Stock Purchase Plan at any time during fiscal 2007.

Other Benefits. The NEOs are eligible to participate in all other benefits programs offered by the Company to its employees generally, and on the same terms as all other employees. These programs include, but are not limited to, group medical, group dental, basic life insurance, supplemental life insurance, long-term disability insurance, and other such benefits programs.

Other Benefits for Named Executive Officers

For fiscal 2007, the Company paid $54,375 in commuting and housing costs for Mr. Lang.

Employment and Change of Control Agreements

The Company has not entered into employment agreements with any of the NEOs. However, the Company has entered into Change of Control Agreements with each of the NEOs. Mr. Lang’s Change of Control Agreement provides that in the event of a termination of employment without cause within two years after a change of control of the Company, Mr. Lang will be entitled to a lump sum severance payment in an amount equal to two years of his base salary, as well as prorated bonus payments and continued health benefits for the same period. The rest of the NEOs have Change of Control Agreements that provide that in the event of a termination of employment without cause within two years after a change of control of the Company, each NEO will be entitled to a lump sum payment equal to one year of his base salary, as well as prorated bonus payments and continued health benefits for the same period. The agreements for all NEOs also provide that the vesting of outstanding options and restricted stock will become accelerated by two years upon a change of control. The agreements further provide that benefits may be limited in the event their payment results in the imposition of excise taxes under the “golden parachute” provisions of Section 280G of the Code.

Deductibility of Executive Compensation

Section 162(m) of the Code (“Section 162(m)”), generally provides that publicly held corporations may not deduct in any taxable year certain compensation in excess of $1 million paid to certain executive officers. The Company believes that its stock option related compensation will generally satisfy the requirements for deductibility under Section 162(m). However, the Committee considers one of its primary responsibilities to be providing a compensation program that will attract, retain, and reward executive talent necessary to maximize stockholder returns. Accordingly, the Committee believes that the Company’s interests are best served in some circumstances to provide compensation (such as salary, prerequisites, restricted stock and restricted stock unit awards) which might be subject to the tax deductibility limitation of Section 162(m).

Compensation Committee Interlocks and Insider Participation In Compensation Decisions

During fiscal 2007, the members of the Committee were all non-employee directors of the Company and have not at any time been officers of the Company. No interlocking relationship exists between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor did any such interlocking relationship exist during fiscal 2006.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2007 annual meeting of stockholders.

COMPENSATION COMMITTEE

Ken Kannappan	Ron Smith	Nam P. Suh

EXECUTIVE COMPENSATION

The following table shows compensation information for the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s three other most highly compensated executive officers who were serving as executive officers as of the end of fiscal 2007 (together, the “Named Executive Officers”). This information includes the dollar values of base salaries, option awards, bonus awards, and certain other compensation, if any, whether paid or deferred. The Company did not grant stock appreciation rights and has no long-term compensation benefits other than stock options.

Summary Compensation Table for 2007

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)(1)	(d)	(e)	(f)(2)	(g)(3)	(h)	(i)(4)	(j)
Gregory S. Lang President and Chief Executive Officer	2007	453,070	—	—	1,539,936	579,930	—	59,626	2,632,562

Clyde R. Hosein Vice President and Chief Financial Officer	2007	295,683	—	—	652,183	223,536	—	6,668	1,178,070

Chuen-Der Lien Vice President and Chief Technical Officer	2007	284,013	—	—	510,692	190,175	—	31,749	1,016,629

Mike Hunter Vice President, Worldwide Manufacturing	2007	285,474	—	—	537,193	166,488	—	4,917	994,072

Jimmy J. M. Lee Senior Vice President, Timing Solutions Group	2007	282,001	—	—	933,441	216,793	—	3,878	1,436,113

(1)	These amounts represent total base salary for fiscal 2007.
(2)	These amounts represent the compensation recognized by the Company in accordance with FAS 123(R). Option values are valued using the Black Scholes model for all grants. There were no forfeitures for the NEOs during fiscal 2007. All awards are amortized over the vesting life of the award. For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please refer to our Annual Report on Form 10-K for the fiscal year ended April 1, 2007 filed with the SEC on May 31, 2007. Such discussion is found in Footnote 4 to the Consolidated Financial Statements beginning on page 31.
(3)	These amounts represent amounts earned under our Incentive Compensation Plan for fiscal 2007.
(4)	Amounts listed in this column include the following: the Company’s matching contributions to the individual 401(k) accounts of the Named Executive Officers; commuting related expenses of approximately $54,375 for Mr. Lang; awards for securing patent rights in the amounts of $667 for Mr. Lee and $23,783 for Mr. Lien, respectively.

Nonqualified Deferred Compensation for 2007

The Company maintains a Non-Qualified Deferred Compensation Plan that allows director-level employees and above to defer up to 100% of their regular salaries, bonuses or other compensation. The following table shows certain information for the NEOs under the Non-Qualified Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
(a)	(b)(1)	(c)	(d)(2)	(e)	(f)
Gregory S. Lang President and Chief Executive Officer	42,342	—	21,200	—	225,762

Clyde R. Hosein Vice President and Chief Financial Officer	8,831	—	3,520	(3,021)	48,443

Chuen-Der Lien Vice President and Chief Technical Officer	302,776	—	17,697	(390,015)	210,984

Mike Hunter Vice President, Worldwide Manufacturing	—	—	39,457	—	751,434

Jimmy J. M. Lee Senior Vice President, Timing Solutions Group	393,934	—	181,110	—	1,574,332

(1)	These amounts represent amounts deferred in fiscal 2007 into the Company’s Non-Qualified Deferred Compensation Plan.
(2)	These amounts represent the unrealized gain or loss at the end of the fiscal year based on the individual NEO’s Non-Qualified Deferred Compensation Plan elections.

Outstanding Equity Awards at Fiscal Year-End for 2007

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price		Option Expiration Date	Numbers of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory S. Lang	500,000	0		18.31		10/1/2008
	21,875	0		25.57		3/1/2009
	36,500	0		24.93		5/15/2009
	36,500	0		11.43		5/15/2009
	268,750	0		10.90		10/18/2009
	90,830	3,950		11.03		5/15/2010
	90,830	3,950		20.67		5/15/2010
	61,979	25,521		12.48		5/15/2011
	30,989	12,761		11.95		5/15/2011
	34,375	40,625		11.69		5/16/2012
	34,375	40,625		11.52		11/15/2012
	0	150,000		14.80		5/15/2013
	0	100,000		14.28		6/15/2013

Clyde R. Hosein	180,000	0		8.14		3/14/2010
	7,187	313		11.03		5/15/2010
	180,000	0		14.40		3/14/2010
	7,187	313		20.67		5/15/2010
	24,791	10,209		12.48		5/15/2011
	24,791	10,209		11.95		5/15/2011
	14,437	17,063		11.69		5/16/2012
	14,437	17,063		11.52		11/15/2012
	0	63,000		14.80		5/15/2013

Chuen-Der Lien	459	0		10.80	(1)	6/11/2010
	45,000	0		10.80	(1)	6/11/2010
	328	0		10.80	(1)	6/11/2010
	328	0		10.80	(1)	6/11/2010
	328	0		10.80	(1)	6/11/2010
	45,000	0		10.80	(1)	6/11/2010
	33,751	0		10.80	(1)	6/11/2010
	20,251	0		10.80	(1)	6/11/2010
	33,751	0		10.80	(1)	6/11/2010
	128	0		10.80	(1)	6/11/2010
	124	0		10.80	(1)	6/11/2010
	103	0		10.80	(1)	6/11/2010
	103	0		10.80	(1)	6/11/2010
	97	0		10.80	(1)	6/11/2010
	97	0		10.80	(1)	6/11/2010
	25,000	0		10.80	(1)	6/11/2010
	70	0		10.80	(1)	6/11/2010

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price		Option Expiration Date	Numbers of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Chuen-Der Lien	474	0		10.57		2/15/2010
	43,125	1,875		11.03		5/15/2010
	243	57		16.70		12/15/2010
	43,125	1,875		20.67		5/15/2010
	23,905	9,845		12.48		5/15/2011
	304	153		10.96		7/15/2011
	304	153		10.96		7/15/2011
	304	153		10.96		7/15/2011
	302	198		10.00		10/15/2011
	302	198		10.00		10/15/2011
	23,905	9,845		11.95		5/15/2011
	205	190		12.66		2/15/2012
	205	190		12.66		2/15/2012
	200	200		12.53		3/15/2012
	217	238		11.00		4/15/2012
	13,750	16,250		11.69		5/16/2012
	13,750	16,250		11.52		11/15/2012
	110	270		14.19		1/16/2013
	110	270		14.19		1/16/2013
	110	270		14.19		1/16/2013
	0	337		15.80		4/17/2013
	0	337		15.80		4/17/2013
	0	337		15.80		4/17/2013
	0	55,000		14.80		5/15/2013
	0	353		13.44		7/17/2013
	0	623		15.78		10/16/2013
	0	323		15.53		1/15/2014

Mike Hunter	55,000	0		10.80	(1)	6/11/2010
	55,000	0		10.80	(1)	6/11/2010
	22,501	0		10.80	(1)	6/11/2010
	41,251	0		10.80	(1)	6/11/2010
	24,751	0		10.80	(1)	6/11/2010
	41,251	0		10.80	(1)	6/11/2010
	32,000	0		10.80	(1)	6/11/2010
	52,708	2,292		11.03		5/15/2010
	52,708	2,292		20.67		5/15/2010
	25,500	10,500		12.48		5/15/2011
	25,500	10,500		11.95		5/15/2011
	13,750	16,250		11.69		5/16/2012
	13,750	16,250		11.52		11/15/2012
	0	60,000		14.80		5/15/2013

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price		Option Expiration Date	Numbers of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jimmy J.M. Lee	45,000	0		10.80	(1)	6/11/2010
	45,000	0		10.80	(1)	6/11/2010
	33,751	0		10.80	(1)	6/11/2010
	20,251	0		10.80	(1)	6/11/2010
	33,751	0		10.80	(1)	6/11/2010
	25,000	0		10.80	(1)	6/11/2010
	43,125	1,875		11.03		5/15/2010
	43,125	1,875		20.67		5/15/2010
	24,791	10,209		12.48		5/15/2011
	24,791	10,209		11.95		5/15/2011
	205	190		12.66		2/15/2012
	14,666	17,344		11.69		5/16/2012
	5,312	9,688		9.95		10/17/2012
	14,666	17,334		11.52		11/15.2012
	20,312	54,688		14.77		2/15/2013
	5,312	9,688		15.80		4/17/2013
	0	80,000		14.80		5/15/2013

(1)	Options priced at $10.80 are replacement options granted in connection with the Company’s 2002 Stock Option Exchange Program.

Grants of Plan-Based Awards for 2007

The following table shows all plan-based awards to the NEOs in fiscal 2007. The equity awards identified in the table below are also reported in the table “Outstanding Equity Awards at Fiscal Year End for 2007,” above. The non-equity awards identified below are the threshold, target and maximum amounts under the Incentive Compensation Plan (“ICP”) that could have been earned in fiscal 2007. Actual amounts earned in 2007 are included in the “Summary Compensation Table for 2007,” above. For additional information regarding plan-based awards to our NEOs, see “Compensation Discussion and Analysis,” above.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Share)	Closing Market Price on Date of Grant ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)(2)	(d)(3)	(e)(4)	(f)	(g)	(h)	(i)	(j)(5)	(k)(6)	(l)	(m)(7)

Gregory S. Lang President and Chief Executive Officer	5/15/2006 6/15/2006	90,614	398,702	906,141	—	—	—	—	150,000 100,000	14.80 14.28	14.37 14.71	1,116,404 718,038

Clyde R. Hosein Vice President and Chief Financial Officer	5/15/2006	33,264	146,363	332,644	—	—	—	—	63,000	14.80	14.37	468,890

Chuen-Der Lien Vice President and Chief Technical Officer	4/17/2006 4/17/2006 4/17/2006 5/15/2006 7/17/2006 10/16/2006 1/15/2007	31,951	140,586	319,514	—	—	—	—	337 337 337 55,000 353 623 323	15.80 15.80 15.80 14.80 13.44 15.78 15.53	15.63 15.63 15.63 14.37 13.38 15.86 15.32	2,679 2,679 2,679 409,349 2,288 4,789 2,335

Mike Hunter Vice President, Worldwide Manufacturing	5/15/2006	32,116	141,310	321,159	—	—	—	—	60,000	14.80	14.37	446,562

Jimmy J.M. Lee Senior Vice President, Timing Solutions Group	4/17/2006 5/15/2006	33,840	148,896	338,401	—	—	—	—	15,000 80,000	15.80 14.80	15.63 14.37	113,108 595,416

(1)	The amounts in this category represent potential bonus awards under our ICP for bonuses earned in fiscal 2007. For a detailed discussion of how each NEO’s bonus is calculated under our ICP, please see our Compensation Discussion and Analysis in this Proxy Statement. Each NEO’s actual bonus payment earned under the ICP during fiscal 2007 is reflected in column (g) of the Summary Compensation Table.
(2)	The calculation under the Threshold column is based on a 50% threshold for each NEO’s business unit and a 50% threshold for the Company as a whole.
(3)	The calculation under the Target column is based on a 100% target for each NEO’s business unit and a 110% target for the Company as a whole. Actual performance in fiscal 2007 for the NEOs’ business units ranged between 81% and 105%. Actual performance in fiscal 2007 for the Company as a whole was 160%.
(4)	The calculation under this column is based on a maximum of 125% for each business unit and a maximum of 200% for the Company as a whole.
(5)	Fiscal year 2007 stock options were granted under the Company’s 1994 Stock Option Plan and 2004 Equity Plan. Each stock option grant expires seven years from the date of grant. Each grant discussed above vests 25% on the first anniversary of the grant date and monthly thereafter over the remaining three years until fully vested at the end of four years.
(6)	For purposes of pricing under the Company’s stock option plans, the fair market value on the date of grant is defined as the closing price as reported by the Nasdaq Stock Market on the trading day immediately preceding the date of grant.
(7)	These amounts represent the grant date fair value of the awards computed in accordance with FAS 123(R). For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please refer to our Annual Report on Form 10-K for the fiscal year ended April 1, 2007, filed with the SEC on May 31, 2007. Such discussion is found in Footnote 4 to the Consolidated Financial Statements beginning on page 31.

Option Exercises and Stock Vested for 2007

The following table shows all stock options exercised and the value realized upon exercise for each of the NEOs during fiscal 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Gregory S. Lang	—	—	—	—
Clyde R. Hosein	—	—	—	—
Chuen-Der Lien	20,000	166,300	—	—
Mike Hunter	30,000	274,350	—	—
Jimmy J.M. Lee	25,000	193,324	—	—

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of April 1, 2007 for all of the Company’s equity compensation plans, including the 1984 Employee Stock Purchase Plan, 1994 Stock Option Plan, 1994 Directors Stock Option Plan, 1997 Stock Option Plan and the 2004 Equity Plan:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans Excluding Securities Reflected in Column (a) (#)
	(a)		(b)		(c)
Equity compensation plans approved by security holders	19,433,000		$12.07		10,072,000	(1)(5)
Equity compensation plans not approved by security holders (2)(3)(4)	13,364,000		14.32		1,368,000	(5)

Total	33,067,000	(5)	13.00	(5)	11,440,000

(1)	Includes 1,812,000 shares remaining available for future issuance under the Company’s 1984 Employee Stock Purchase Plan, 96,000 shares remaining available under the 1994 Stock Option Plan and 8,164,000 shares remaining available under the 2004 Equity Plan. The 1994 Stock Option Plan was amended to expressly require stockholder approval to amend any outstanding option to reduce its exercise price or cancel and regrant options with a lower exercise price.
(2)	Consists of shares issuable under our 1997 Stock Option Plan, which does not require the approval of and has not been approved by our stockholders. See the description below of the 1997 Stock Option Plan. The 1997 Stock Option Plan was amended to expressly require stockholder approval to amend any outstanding option to reduce its exercise price or cancel and regrant options with a lower exercise price.
(3)	In connection with the Company’s acquisition of Quality Semiconductor, Inc. (“QSI”) in May 1999, the Company assumed options held by former employees and consultants of QSI under the QSI 1989 Stock Option Plan, the QSI 1995 Stock Option Plan and the QSI Directors’ Stock Option Plan exercisable for approximately 1,037,000 shares of Company common stock (after giving effect to the exchange ratio provided in the acquisition agreement). Of these assumed options, options to purchase approximately 2,000 shares of Company common stock were outstanding as of April 1, 2007. These remaining outstanding options have a weighted average exercise price of $3.27 per share. No further awards will be made under these plans. Statistics regarding the assumed options are not included in the above table.
(4)	In connection with the Company’s acquisition of Newave Semiconductor Corporation (“Newave”) in April 2001, the Company assumed options held by former employees and consultants of Newave under the Newave 1997 Stock Option Plan and the Amended and Restated Newave Shanghai Stock Option Plan exercisable for approximately 470,000 shares of Company common stock (after giving effect to the exchange ratio provided in the acquisition agreement). Of these assumed options, options to purchase approximately 112,000 shares of Company common stock were outstanding as of April 1, 2007. These remaining outstanding options have a weighted average exercise price of $10.33 per share. No further awards will be made under these plans. Statistics regarding the assumed options are not included in the above table.
(5)	As of the Record Date, 708 shares were available for grant under the 1994 Stock Option Plan, 352,844 shares were available for grant under the 1997 Stock Option Plan and 7,050,192 shares were available for grant under the 2004 Equity Plan. Further, options outstanding as of this date were 33,430,207, the weighted average exercise price was $13.12, and the weighted average term to expiration was 4.71 years.

Description of the 1997 Stock Option Plan

Below is a summary of the principal provisions of the Company’s 1997 Stock Option Plan (the “1997 Plan”), which summary is qualified in its entirety by reference to the full text of the 1997 Plan.

In October 1997, the Board of Directors of the Company adopted the 1997 Plan. Two million five hundred thousand (2,500,000) shares of common stock were originally reserved for issuance under the 1997 Plan. From time to time, the Board of Directors has approved increases in the number of shares reserved for issuance under the 1997 Plan. Most recently, in April 2003, the Board of Directors approved an increase in the number of shares of common stock issuable under the 1997 Plan by 3,000,000 shares to 23,500,000 shares. As of the Record Date, 2,502,280 shares of common stock were available for issuance under the 1997 Plan. The 1997 Plan was not approved by the Company’s stockholders, but the plan was subsequently amended in 2004 to require stockholder approval to reduce an outstanding award’s exercise price or cancel and replace an award with grants having a lower exercise price.

Purpose.    The purpose of the 1997 Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company and its affiliates, by offering them an opportunity to participate in the Company’s future performance through awards of stock options.

Plan Terms.    The 1997 Plan provides for the grant of non-qualified stock options (“NSOs”) to employees, consultants, independent contractors and advisors of the Company and its affiliates. Officers and members of the Board of Directors who are subject to Section 16 of the Exchange Act are not eligible to participate in the 1997 Plan. Also, consultants must render bona fide services to the Company or an affiliate not in connection with the offer and sale of securities in a capital-raising transaction in order to be eligible to participate in the 1997 Plan.

The purchase price of the common stock issuable pursuant to options granted under the 1997 Plan may not be less than 100% of the fair market value of the common stock on the date the option is granted. The fair market value on the date of grant is defined as the closing price of the common stock as reported by the Nasdaq Stock Market on the trading day immediately preceding the date of grant. If any option is forfeited or terminates for any reason before being exercised, then the shares of common stock subject to such option shall again become available for future awards under the 1997 Plan.

The maximum number of shares with respect to which a stock option may be granted under the 1997 Plan during a fiscal year to any person is 300,000 shares.

Plan Administration.    The 1997 Plan is administered, subject to its terms, by the Compensation Committee, whose members are designated by the Board of Directors. The members of the Compensation Committee, Ken Kannappan, Ron Smith and Nam P. Suh, are “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Code. Subject to the terms and conditions of the 1997 Plan, the Compensation Committee, in its discretion, designates those individuals who are to be granted options, the number of shares for which an option or options will be awarded, the exercise price of the option, the periods during which the option may be exercised and other terms and conditions of the option. The interpretation or construction by the Compensation Committee of any provision of the 1997 Plan or of any option granted under it is final and binding on all optionees.

Stock Option Agreements.    Each option grant is evidenced by a written stock option agreement adopted by the Compensation Committee. Each option agreement states when and the extent to which options become exercisable, and the agreements need not be uniform. Options granted under the 1997 Plan may not have a term of more than ten years. Options expire on the first to occur of the expiration of the term of the option, or sooner following an optionee’s termination of employment or service with the Company. Options granted under the 1997 Plan generally have seven-year terms and vest 25% within the first year and the remaining shares vest monthly over three years such that the options are fully vested four years from the date of grant. Options granted under the 1997 Plan are also subject to accelerated vesting in the event of certain corporate transactions as described below. The exercise price may be paid in cash or check or, at the discretion of the Compensation Committee, by delivery of fully paid shares of common stock of the Company that have been owned by the optionee for more than six months, by waiver of compensation due or accrued to an optionee for services rendered, through a “same day sale” or “margin commitment” with a broker-dealer that is a member of the National Association of Securities Dealers, or by any combination of the foregoing.

Termination of Employment or Service.    Options granted under the 1997 Plan terminate three months after the optionee ceases to be employed by or to provide services to the Company unless (i) the termination of employment or service is due to permanent and total disability, in which case the option may, but need not, provide that it may be exercised at any time within 12 months of termination to the extent the option was exercisable on the date of termination; (ii) the optionee dies while employed by or providing services to the Company or within three months after termination of employment or service, in which case the option may, but need not, provide that it may be exercised at any time within 18 months after death to the extent the option was exercisable on the date of death; or (iii) the option by its terms specifically provides for a longer period (which period may not exceed five years). In no event will an option be exercisable after the expiration date of the option.

Amendment and Termination.    The Board of Directors may at any time terminate or amend the 1997 Plan. Rights and obligations under any award granted before amendment shall not be materially changed or adversely affected by such amendment except with the consent of the optionee. Notwithstanding the foregoing, the Board of Directors may not, without the approval of the stockholders of the Company, authorize the amendment of any outstanding award to reduce its exercise price and no award may be cancelled and replaced with grants having a lower exercise price without the further approval of the stockholders of the Company. The 1997 Plan will continue in effect until October 2007, subject to earlier termination by the Board of Directors.

Accelerated Vesting.    In the event of (i) a merger or acquisition in which the Company is not the surviving entity (except for a transaction to change the state in which the Company is incorporated), (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company or (iii) any other corporate reorganization or business combination in which the beneficial ownership of 50% or more of the Company’s voting stock is transferred, all options outstanding under the 1997 Plan shall become fully exercisable immediately before the effective date of the transaction. Options will not become fully exercisable, however, if and to the extent that options are either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof. Upon the effective date of such transaction, all options outstanding will terminate and cease to be exercisable, except to the extent they were previously exercised or assumed by the successor corporation or its parent. In the event of (i) a tender or exchange offer that is not recommended by the Company’s Board of Directors for 25% or more of the Company’s voting stock by a person or related group of persons other than the Company or an affiliate of the Company or (ii) a contested election for the Board of Directors that results in a change in a majority of the Board of Directors within any period of 24 months or less, all options outstanding under the 1997 Plan will become fully exercisable 15 days following the effective date of such event; provided, however, that options granted on or after March 31, 2003 shall become fully exercisable immediately before such event. In either event, all options outstanding under the 1997 Plan will remain exercisable until the expiration or sooner termination of the option term specified in the option agreement.

Adjustments Upon Changes in Capitalization.    If the number of shares of common stock outstanding is changed by a stock dividend, stock split, reverse stock split, recapitalization, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration or by certain types of acquisitions of the Company, the Compensation Committee will make appropriate adjustments in the aggregate number of securities subject to the 1997 Plan and the number of securities and the price per share subject to outstanding options. In the event of the proposed dissolution or liquidation of the Company, the Board of Directors must notify optionees at least 15 days before such proposed action. To the extent that options have not previously been exercised, such options will terminate immediately before consummation of such proposed action.

Nontransferability.    The rights of an optionee under the 1997 Plan are not assignable by such optionee, by operation of law or otherwise, except by will or the applicable laws of descent and distribution or in the event of an optionee’s divorce or dissolution of marriage. Options granted under the 1997 Plan are exercisable during the optionee’s lifetime only by the optionee or the optionee’s guardian or legal representative.

SEVERANCE AND CHANGE IN CONTROL BENEFITS

The Company has entered into Change of Control Agreements with each of Mike Hunter, Jimmy J. M. Lee, Chuen-Der Lien, and Michael Miller (each as of January 27, 2000), Gregory Lang (originally as of October 1, 2001 and updated as of January 1, 2003), James Laufman (as of July 31, 2002), Philip Bourekas (as of October 1, 2002), Thomas Brenner (as of October 25, 2002), and Clyde Hosein (as of March 14, 2003). The agreements are coterminous with the employee’s employment with the Company. In the event of a termination of employment of any of the employees without cause within two years after a change of control of the Company, the agreements provide generally for lump sum severance payments from twelve to twenty-four months of base salary, as well as a prorated bonus payment and continued health benefits for the same period. The agreements also provide that the vesting of outstanding option and restricted stock will become accelerated by two years upon a change of control. The agreements provide that benefits may be limited in the event their payment results in the imposition of excise taxes under the “golden parachute” provisions of Section 280G of the Code.

Change of Control Severance Benefits

Under the individual Change of Control Agreements with each of the NEOs referenced above, each NEO would be entitled to the following estimated benefits. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to each NEO, which would only be known at the time that they become eligible for payment and would only be payable if a change of control were to occur. This table reflects the amount that could be payable under the arrangements described above assuming the change of control occurred on April 1, 2007, including a gross-up for certain taxes in the event that any payments made in connection with a change of control would be subject to the excise tax imposed by Section 4999 of the Code.

Estimated Current Value of Termination Benefits-Change in Control

If Named Executive Officer was Terminated on April 1, 2007

Name and Principal Position	Fiscal Year	Severance Amount Cash(1) ($)	Early Vesting of Deferred Shares ($)	Early Vesting of Stock Options(2) ($)	Early Vesting of Performance Shares ($)	Other(3)($)	Total ($)
Gregory S. Lang President and CEO	2007	906,140	—	567,027	—	251,959	1,725,126

Clyde R. Hosein Vice President and Chief Financial Officer	2007	295,683	—	214,653	—	83,063	593,399

Chuen-Der Lien Vice President and Chief Technical Officer	2007	284,013	—	217,934	—	241,937	743,884

Mike Hunter Vice President, Worldwide Manufacturing	2007	285,474	—	218,167	—	764,439	1,268,080

Jimmy J.M. Lee Senior Vice President, Timing Solutions Group	2007	282,001	—	296,808	—	1,600,521	2,179,330

(1)	Represents a payment of two years base salary for Mr. Lang and one year base salary for all other NEOs.
(2)	Represents two years of accelerated vesting of options assuming a closing stock price of $15.42 on March 30, 2007.
(3)	This column represents the balance in the Non-Qualified Deferred Compensation Plan and any earned but unused vacation balances as of April 1, 2007.

Severance Benefits—Death or Disability

The only severance agreements for the NEOs are those which address their termination of employment following a change of control of the Company. The table below represents the severance benefits available to each NEO in the event of death or disability. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be payable to each of the NEOs, which would only be known at the time that they become eligible for payment and would only be payable if a termination due to death or disability were to occur. These estimates are calculated assuming a termination date of April 1, 2007.

Estimated Current Value of Termination Benefits-Death or Disability

If Named Executive Officer was Terminated on April 1, 2007

Name and Principal Position	Fiscal Year	Severance Amount Cash ($)	Early Vesting of Deferred Shares ($)	Early Vesting of Stock Options ($)	Early Vesting of Performance Shares ($)	Life Insurance(1) ($)	Other(2) ($)	Total ($)
Gregory S. Lang President and Chief Executive Officer	2007	—	—	—	—	1,506,140	251,959	1,758,099

Clyde R. Hosein Vice President and Chief Financial Officer	2007	—	—	—	—	1,191,366	83,063	1,274,429

Chuen-Der Lien Vice President and Chief Financial Officer	2007	—	—	—	—	1,168,026	241,937	1,409,963

Mike Hunter Vice President, Worldwide Manufacturing	2007	—	—	—	—	1,170,948	764,439	1,935,387

Jimmy J.M. Lee Senior Vice President, Timing Solutions Group	2007	—	—	—	—	1,164,002	1,600,521	2,764,523

(1)	These amounts represent benefits from two group term life insurance policies.
(2)	This column represents the balance in the Non-Qualified Deferred Compensation Plan and any earned but unused vacation balances as of April 1, 2007.

EMPLOYMENT CONTRACT

In June 2005, Hock E. Tan entered into an employment agreement with the Company to serve as the Chairman of the Board of Directors and as an executive officer of the Company (the “Employment Agreement”). The Employment Agreement became effective on September 16, 2005 following the completion of the merger with ICS and Mr. Tan received an option to purchase 200,000 shares of Company common stock pursuant to the terms of the Employment Agreement. In March 2006, Mr. Tan entered into a transition agreement with the Company pursuant to which Mr. Tan will continue to serve as Chairman of the Board of Directors, but, effective March 31, 2006, Mr. Tan no longer serves as an executive officer of the Company (the “Transition Agreement”). Under the terms of the Transition Agreement, Mr. Tan will continue to serve as Chairman of the Board of Directors for the original two-year term previously agreed to in the Employment Agreement, which term expires on September 15, 2007. An amount equal to Mr. Tan’s base salary of $325,000 per year during the period from March 30, 2006 until September 15, 2007 will be paid by the Company pursuant to the Transition Agreement. The cash payment will be made in a lump sum on January 1, 2007. Mr. Tan’s outstanding stock options shall continue to vest in accordance with the terms of the Company’s equity plans and stock option agreements pursuant to which they were granted. The Transition Agreement supersedes in its entirety the Employment Agreement.

CERTAIN TRANSACTIONS

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, judgments, fines and settlements such officer or director may be required to pay in actions or proceedings which they are or may be made a party by reason of their position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Amended and Restated Bylaws of the Company.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers, and persons who own more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC and the Nasdaq National Market. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file these reports on a timely basis.

Based solely on the Company’s review of the copies of such forms furnished to it and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements were met.

CERTAIN MATTERS RELATING TO HOUSEHOLDING OF PROXY MATERIALS AND ANNUAL REPORTS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. The Company will promptly deliver copies of the proxy statement and annual report to any stockholder who contacts the Company’s investor relations department at (408) 284-8200 or by mail addressed to Investor Relations, Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138, requesting such copies. If you are holding a physical stock certificate, direct your written request to Computershare, P.O. Box 43010, Providence, RI 02940-3010, (816) 843-4299. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker or Computershare.

ANNUAL REPORT ON FORM 10-K; AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission an Annual Report on Form 10-K. Each stockholder receiving this Proxy Statement is also provided with a copy of the Annual Report on Form 10-K (without exhibits) in an Annual Report Wrap. Additional copies of the Company’s Annual Report on Form 10-K (without exhibits) with the Annual Report Wrap are available upon written request. Copies of exhibits to the Company’s Annual Report on Form 10-K are available upon written request and reimbursement of the reasonable costs to provide these documents. Please address requests for these documents to: Investor Relations, Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138. All documents filed electronically with the Securities and Exchange Commission (including exhibits) may also be accessed without charge through the Company’s investor relations website at: www.idt.com.

OTHER MATTERS

The Company knows of no other matters that will be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors

/s/ Clyde R. Hosein
Clyde R. Hosein Secretary

Dated: July 30, 2007

San Jose, California

APPENDIX A

AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION OF

INTEGRATED DEVICE TECHNOLOGY, INC.

Section 7.1 of the Restated Certificate of Incorporation currently reads as follows:

“Section 7.1. The initial directors of the Corporation shall serve for a term ending on the date of the annual meeting held during the calendar year 1987. Thereafter, the directors shall be divided into three classes, Class I, Class II, and Class III. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient then if such fraction is one-third (1/3), the extra director shall be a member of Class III, and if the fraction is two-thirds (2/3), one of the extra directors shall be a member of Class III and the other shall be a member of Class II. After division of the Board of Directors into classes, each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the director initially elected to Class I shall serve for a term ending on the date of the annual meeting held during the calendar year 1988, the director initially elected to Class II shall serve for a term ending on the date of the annual meeting held during the calendar year 1989, and the directors initially appointed to Class III shall serve for a term ending on the date of the annual meeting held during the calendar year 1990, in each case until their successors are duly elected and qualified. At the annual meeting held during the calendar year 1987, directors will be elected for each of Classes I, II, and III. Thereafter, one class of the directors shall be elected at each annual meeting of stockholders. If any such meeting is not held or the directors are not elected thereat, the directors may be elected at any special meeting of stockholders held for that purpose. Directors who are also employees of the Corporation must resign from the Board of Directors when they leave the employ of the Corporation. No reduction of the authorized number of directors shall have the effect of removing any director before the director’s term of office expires or his prior death, resignation, or removal. The newly eliminated directorships resulting from such decrease shall be apportioned by the Board of Directors such that each class of directors most nearly contains one-third of the entire number of members of the whole Board. In the case of any increase in the number of directors, such additional director or directors shall be proposed for election to terms of office that will most nearly result in each class of directors containing one-third of the entire number of members of the whole Board. In filling vacancies in the Board of Directors occurring otherwise than by expiration of a term of office, a successor shall be elected for the unexpired term. In the case of any vacancy in the Board of Directors, however created, including a newly created directorship, the vacancy or vacancies shall be filled by majority vote of the directors remaining in the class in which the vacancy occurs or, if only one such director remains, by such director, or if no such director remains, by majority vote of the directors remaining in all classes. In the event one or more directors shall resign, effective at a future date, such vacancy or vacancies shall be filled as provided herein.”

If the amendment to Section 7.1 of the Restated Certificate of Incorporation is adopted by the stockholders, that section would read in its entirety as follows:

“Section 7.1. Each director shall serve for a term ending on the date of the first annual meeting following the annual meeting at which such director was elected until his or her successor is duly elected and qualified. All directors shall be elected at each annual meeting of stockholders. If any such meeting is not held or the directors are not elected thereat, the directors may be elected at any special meeting of stockholders held for that purpose. No reduction of the authorized number of directors shall have the effect of removing any director before the director’s term of office expires or his prior death, resignation, or removal. In filling vacancies in the Board of Directors occurring otherwise than by expiration of a term of office, a successor shall be elected for the unexpired term. In the case of any vacancy in the Board of Directors, however created, including a newly created directorship, the vacancy or vacancies shall be filled by majority vote of the directors remaining. In the event one or more directors shall resign, effective at a future date, such vacancy or vacancies shall be filled as provided herein.”

A-1

INTEGRATED DEVICE TECHNOLOGY, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 20, 2007

The undersigned hereby appoints Gregory S. Lang and Clyde R. Hosein, or either of them, each with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Integrated Device Technology, Inc. (the “Company”) to be held at the Company’s principal place of business located at 6024 Silver Creek Valley Road, San Jose, California 95138 on September 20, 2007, at 9:30 a.m., local time, or at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:

See Reverse

Side

☒ Please mark your choices like this

ACCOUNT NUMBER	COMMON

1. ELECTION OF CLASS II DIRECTORS	FOR ☐	WITHHELD FOR ALL ☐	2.	APPROVAL OF THE AMENDMENT TO THE COMPANY’S 1984 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE SHARES RESERVED FOR ISSUANCE THEREUNDER FROM 13,100,000 TO 15,100,000	FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends a vote FOR the nominees for election and FOR Proposals 2, 3 and 4. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE COMPANY’S NOMINEES FOR ELECTION AND FOR PROPOSALS 2, 3 AND 4.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof to the extent authorized by Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

Nominees:	Hock Tan John C. Bolger John Schofiled		3.	APPROVAL OF THE AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO REMOVE THE CLASSIFIED BOARD STRUCTURE	FOR ☐	AGAINST ☐	ABSTAIN ☐

Dated: _____________________________, 2007

________________________________________

________________________________________

Signature(s)

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED, POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

Instruction:	To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below:		4.	RATIFICATION OF SELECTION OF PRICEWATERHOUSE-COOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	FOR ☐	AGAINST ☐	ABSTAIN ☐